Putnam Equity Income Fund
11/30/17 Annual

Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1   Class A	  79,521
        Class B	  1,111
        Class C   3,485
	Class M   702

72DD2   Class R   1,583
        Class R5  1,323
        Class R6  15,426
        Class Y   32,159


73A1    Class A	  0.363797
        Class B	  0.204797
        Class C   0.198797
	Class M   0.258797

73A2    Class R   0.300797
        Class R5  0.410797
        Class R6  0.440797
        Class Y   0.412797

74U1    Class A	  345,444
        Class B	  6,533
        Class C   18,203
        Class M	  3,542

74U2    Class R   4,668
        Class R5  2,747
        Class R6  39,348
        Class Y   83,022

74V1    Class A	  24.51
        Class B	  24.19
        Class C   24.20
	Class M   24.18

74V2    Class R   24.31
        Class R5  24.53
        Class R6  24.53
        Class Y   24.52


Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Additional Information About Errors and Omissions Policy

Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.